Exhibit 5.1

March 23, 2021

UWM Holdings Corporation
585 South Boulevard E
Pontiac, Michigan 48341

Re: UWM Holdings Corporation Registration Statement on Form S-8

Ladies and Gentlemen:
We have acted as counsel to UWM Holdings Corporation, a Delaware corporation (“UWM”), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). Such Registration Statement relates to the registration by UWM of 80,000,000 shares (the “Plan Shares”) of UWM’s Class A common stock, $0.0001 par value per share, issuable pursuant to the UWM Holdings Corporation 2020 Omnibus Incentive Plan (the “2020 Plan”).
This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
In rendering the opinions set forth herein, we have examined and relied on originals or copies of the following documents: (1) the Registration Statement; (2) the 2020 Plan; (3) the Second Amended and Restated Certificate of Incorporation of UWM, effective as of January 20, 2021; (4) the Amended and Restated Bylaws of UWM, effective as of January 20, 2021; (5) certain resolutions adopted by the Board of Directors of UWM relating to the 2020 Plan, the registration of the Shares and related matters; and (6) such other documents and instruments as we have deemed necessary as a basis for the opinions expressed below.
As to various questions of fact material to this opinion letter, we have relied upon representations of officers or directors of UWM and documents furnished to us by UWM without independent verification of their accuracy. We have also assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.
Based upon the foregoing examination, we are of the opinion that the Plan Shares have been duly authorized and, when issued and delivered by UWM in accordance with the 2020 Plan, will be validly issued, fully paid and non-assessable.
The opinions expressed herein are specifically limited to the Delaware General Corporation Law as such laws presently exist. We assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.
We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.
Yours very truly,

/s/ Greenberg Traurig, P.A.